Exhibit 99.1

For Immediate Release

CROWN MEDIA NAMES EDWARD GEORGER

EXECUTIVE VICE PRESIDENT OF ADVERTISING SALES

Also: Cindy Kelly Promoted to Senior Vice President, National Ad Sales;

Stephanie Versichelli Joins as Senior Vice President, Eastern Sales

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STUDIO CITY, CA - September 29, 2009 - Bill Abbott, President and CEO of Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of cable television networks Hallmark Channel and Hallmark Movie Channel, today announced the promotion of Edward Georger to Executive Vice President, Advertising Sales.  Georger is based in New York and will be reporting to Abbott. In addition, Cindy Kelly was promoted to Senior Vice President, National Advertising Sales, and Stephanie Versichelli has joined the company as Senior Vice President, Eastern Sales.  Both Kelly and Versichelli will report to Georger.

"Ed has made extraordinary contributions to the growth of our networks, helping to drive exponential growth in our ad revenue since he joined the company in its infancy nearly 10 years ago," said Abbott. "This well-deserved recognition demonstrates our confidence in his ability to lead our strong advertising sales team in continuing to identify and develop new opportunities for even greater success going forward."

He added, "Cindy is a seasoned veteran who has made an invaluable impact on our advertising sales success with the numerous strategic sponsorships she has developed.  I'm also delighted to welcome Stephanie whose strong television advertising background will help us to re-set the bar on rates and increase revenues as we expand the Hallmark Channels. All of these executive moves will strengthen us and enable us to remain extremely competitive in this crowded and challenging television advertising market."

In his new capacity, Georger, formerly Senior Vice President, Advertising Sales, will be responsible for the national advertising sales of the networks, including packaging, pricing and planning, their Internet services and developing digital networks. He will oversee sales offices in New York, Los Angeles, Chicago and Atlanta and also direct the channels' advertising sales marketing, advertising sales research, direct response and traffic teams.

Previously, Georger oversaw sales teams in New York, Los Angeles and Atlanta, including direct response and paid programming sales.  He was instrumental in forming the network's Sponsorship Solutions Unit, which creates customized and multi-platform opportunities for advertisers, and was responsible for opening the network's advertising sales office in Atlanta.

Prior to joining Hallmark Channel, Georger held key positions at the cable television networks Family Channel and Fox Family Channel, where he was Vice President of Eastern Sales.  He also worked as a network buyer at Backer Spielvogel Bates, Inc. on major accounts, including Miller Brewing Company, Hyundai and M&M Mars, Inc.

Cindy Kelly will co-manage day-to-day sales activities in the New York office and expand her role with the Hallmark Channels by serving as the liaison in the creation of new sponsorship and sales opportunities across the country.  She will also have increased responsibility for the Sponsorship Solutions Unit, and will assume new business and digital opportunities nationwide. In addition, she will serve as liaison between Hallmark Channel and Hallmark Cards to offer advertisers one-of-a-kind packages to promote their brands and products alongside the trusted Hallmark name from a variety of platforms.

In her previous position as Senior Vice President, New York Sales & New Media, Kelly oversaw the account executive team in all upfront and calendar year sales plans.  She was responsible for creating unique customized sponsorship packages for the networks' advertising partners while maximizing inventory and growing revenue.  In addition, she worked closely with the programming team to incorporate sponsors' branded messages into original content both on-air and online.

Stephanie Versichelli will also work in the New York office and will also be responsible for co-managing day-to-day activities for the New York and oversee Southeast advertising sales teams, including developing and presenting sales opportunities to buyers, planners and clients.  She will also manage the direct response and paid programming teams, including day-to-day focus on client presentations, directing sales efforts and anticipating marketplace projections.

Versichelli comes to Hallmark Channels from MTV Networks where she worked for nearly two decades, most recently as Vice President, Advertising Sales, managing advertising sales teams for TV Land, CMT, Comedy Central and Spike.  Prior to that, she was Account Manager and Sales Planner for MTV Network's Nickelodeon, Nick @ Nite and TV Land channels.  She also worked as a media buyer for Backer Spielvogel Bates, Inc.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in the U.S. to 88 million subscribers. Hallmark Channel is one of the nation's leading networks in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

For additional information, please contact:

Mark J. Kern

Crown Media

818.755.2626

mkern@hallmarkchannel.com

Nancy Carr

Crown Media

818.755.2643

ncarr@hallmarkchannel.com